[EXHIBIT 10.15]

                                                            Execution Copy







                         STOCK PURCHASE AGREEMENT


                                by and among


                          SDC INTERNATIONAL, INC.,


                             SDC PRAGUE, S.R.O.


                                    And


                             TEREX CORPORATION




                                 Dated as of

                              December 27, 2001

                              TABLE OF CONTENTS
                                                                      Page
                                                                      ----

SECTION 1.      Definitions and Usage..............................     1

SECTION 2.      Issuance of Company Shares; Sale of TATRA Shares...     2

   2.1.         The Issuance; the TATRA Purchase...................     2
   2.2.         The Closing........................................     2
   2.3.         Actions at the Closing.............................     3
   2.4.         Additional Issuances, Purchase Price Adjustment....     3

SECTION 3.      Representations and Warranties of the Company......     4
   3.1.         Organization and Good Standing; Power and
                Authority; Qualifications..........................     4
   3.2.         Authorization of the Documents.....................     4
   3.3.         Capitalization.....................................     5
   3.4.         Corporate Status and TATRA Shares..................     5
   3.5.         SEC Reports........................................     6
   3.6.         Financial Statements...............................     6
   3.7.         Litigation.........................................     7
   3.8.         Title to Properties; Insurance.....................     7
   3.9.         Consents...........................................     7
   3.10.        Holding Company Act and Investment Company Act.....     7
   3.11.        Taxes..............................................     8
   3.12.        Employee Benefit Plans.............................     8
   3.13.        Intellectual Property Rights.......................     8
   3.14.        Possession of Franchises, Licences, Etc............     10
   3.15.        Compliance with Laws...............................     10
   3.16.        Conflicting Agreements and Charter Provisions......     10
   3.17.        Subsidiaries.......................................     11
   3.18.        Disclosure.........................................     11
   3.19.        Offering of Securities.............................     11
   3.20.        Brokers and Finders................................     12
   3.21.        Authorization and Issuance of the Company Shares...     12
   3.22.        Corporate Status of SDC Prague.....................     12
   3.23.        Authorization of the Documents - SDC Prague........     12
   3.24.        Prohibited Payments................................     12

SECTION 4.      Representations and Warranties of Purchaser........     13
   4.1.         Organization and Qualification.....................     13
   4.2.         Due Authorization..................................     13
   4.3.         Consents...........................................     13
   4.4.         Conflicting Agreements.............................     14
   4.5.         Acquisition for Investment.........................     14
   4.6.         Brokers or Finders.................................     14
   4.7.         Accredited Investor................................     14

SECTION 5.	Buy/Sell; Corporate Governance; Management Fees;
                Shareholders Agreement.............................     14
   5.1.         Buy/Sell...........................................     14
   5.2.         Corporate Governance...............................     15
   5.3.         Management Fees....................................     15
   5.4.         Shareholders Agreement.............................     15
   5.5.         Further Purchases..................................     16
   5.6.         Cooperation........................................     16

SECTION 6.      Certain Taxes......................................     16

SECTION 7.      Legends; Exchanges; Lost, Stolen or Mutilated
                Certificates.......................................     17

SECTION 8.      Survival of Representations, Warranties,
                Agreements and Covenants, Etc......................     17

SECTION 9.      Purchaser Director.................................     18
   9.1.         Right of the Purchaser to Designate Director.......     18
   9.2.         Board and Committee Notice Requirement.............     18
   9.3.         Reimbursement of Certain Expenses..................     18
   9.4.         Directors' Indemnification; Insurance..............     19

SECTION 10.     Standstill.........................................     19

SECTION 11.     Indemnification....................................     20
   11.1.        General Indemnification............................     20
   11.2.        Indemnification Principles.........................     21
   11.3.        Claim Notice.......................................     22
   11.4.        TATRA Indemnification..............................     23

SECTION 12.     Remedies...........................................     23

SECTION 13.     Further Assurances.................................     23

SECTION 14.     Successors and Assigns.............................     23

SECTION 15.     Entire Agreement...................................     23

SECTION 16.     Notices............................................     24

SECTION 17.     Amendments.........................................     25

SECTION 18.     Counterparts.......................................     25

SECTION 19.     Headings...........................................     25

SECTION 20.     Nouns and Pronouns.................................     25

SECTION 21.     Governing Law......................................     25

SECTION 22.     Severability.......................................     25

SECTION 23.     Definitions........................................     26

SECTION 24.     Currency...........................................     28

Exhibits

Exhibit A	Form of Opinion of Baker & McKenzie

Exhibit B	TATRA Purchase Agreement


                             INDEX OF DEFINED TERMS
Term                                                                Section
----                                                                -------
$.........................................................................24
Acquiring Affiliate...................................................5.5(b)
Additional TATRA Shares...............................................5.5(b)
Affiliate.................................................................23
Agreement...........................................................Preamble
Appraised Value..........................................................5-1
Beneficially Own..........................................................23
Beneficially Owned........................................................23
Beneficially Owning.......................................................23
Board....................................................................9.1
Board Approval...........................................................3.2
Buy/Sell Determination...................................................5.1
Buy/Sell Purchase Price..................................................5.1
Cap.....................................................................11.1
Claim Notice............................................................11.3
Closing...............................................................2.2(a)
Closing Date..........................................................2.2(a)
Code......................................................................23
Commission...............................................................3.5
Common Stock........................................................Recitals
Company.............................................................Preamble
Company Entities.........................................................3.1
Company Entity...........................................................3.1
Company Shares......................................................Recitals
Consideration.........................................................2.1(b)
Contract Shares...........................................................23
Contracts.................................................................23
Czech Pledges.............................................................23
CZK.......................................................................24
Employee Plan...........................................................3.12
Encumbrance...............................................................23
ERISA.....................................................................23
ERISA Affiliate...........................................................23
Exchange Act..............................................................23
First Note..........................................................Recitals
Fully Diluted Basis......................................................3.3

GAAP.....................................................................3.6
Governmental Entity.......................................................23
Group.....................................................................23
Holder...................................................................5.1
Intellectual Property................................................3.13(e)
Knowledge.................................................................23
Law.......................................................................23
Loan Agreement......................................................Recitals
Losses..................................................................11.2
Material Adverse Change...................................................23
Material Adverse Effect...................................................23
Notes...............................................................Recitals
Notice Date..............................................................5.1
Person....................................................................23
Proposing-Holder.........................................................5.1
Purchaser...........................................................Preamble
Purchaser Designee.......................................................9.1
Purchaser Indemnitee....................................................11.1
Receiving Holder.........................................................5.1
Registration Rights Agreement.............................................23
SDC Prague..........................................................Preamble
SEC Reports..............................................................3.5
Second Note.........................................................Recitals
Securities...............................................................4.5
Securities Act..........................................................3.19
Shareholders Agreement...................................................5.4
Status Quo...............................................................5.5
Subsidiary................................................................23
Supervisory Board........................................................5.2
TATRA...............................................................Recitals
TATRA Purchase......................................................Recitals
TATRA Purchase Agreement..................................................23
TATRA Shares........................................................Recitals
Tax Return................................................................23
Taxes.....................................................................23
Third Note..........................................................Recitals
Voting Securities.........................................................23

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 27, 2001, by and among SDC International, Inc., a Delaware corporation (the "Company"), SDC Prague, S.R.O., a company organized under the laws of the Czech Republic ("SDC Prague"), and Terex Corporation, a Delaware corporation (the "Purchaser").

                        WITNESSETH:

     WHEREAS, simultaneously herewith, the Company and the Purchaser are entering into a Loan Agreement (the "Loan Agreement"), dated as of December 27, 2001 pursuant to which the Purchaser is loaning to the Company the sum of $4,834,400 pursuant to a 9.00% Convertible Note due March 1, 2002 in an aggregate principal amount of $4,834,400 (the "First Note") and the sum of $6,069,900 pursuant to a 9.00% Convertible Note due December 31, 2004 in the aggregate principal amount of $6,069,900 (the "Second Note");

     WHEREAS, the Purchaser intends to loan to the Company pursuant to, and subject to the conditions set forth in, the Loan Agreement, an amount equal to the Approved Expenses Amount (as defined in the Loan Agreement) pursuant to a 9.00% Convertible Note due December 31, 2004 (the "Third Note," and together with the First Note and the Second Note, the "Notes,");

     WHEREAS, the Company desires to issue to the Purchaser, 1,147,385 shares (the "Company Shares") of newly issued common stock of the Company, par value $.001 per share (the "Common Stock") in consideration of the Purchaser's current role as strategic investor in the Company and for certain marketing and technology consulting that may be rendered to the Company.

     WHEREAS, the Company desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Company (the "TATRA Purchase") 8,407,161 Contract Shares ("TATRA Shares"), which represent 40.61% of the issued and outstanding equity interest and registered capital of TATRA a.s., a joint-stock company established under the laws of the Czech Republic ("TATRA"); and

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein set forth, the parties hereto agree as follows:

     SECTION 1. Definitions and Usage. Unless the context shall otherwise require, terms used herein and not otherwise defined have the meanings assigned thereto in Section 23.

     SECTION 2.  Issuance of Company Shares; Sale of TATRA Shares.

     2.1.    The Issuance; the TATRA Purchase.

             (a) Simultaneously with the execution and delivery of this Agreement, the Company shall issue to the Purchaser the Company Shares and shall deliver to the Purchaser certificates representing the Company Shares registered in the name of the Purchaser or its nominee.

             (b) Subject to the terms and conditions set forth herein, the Purchaser shall purchase from the Company, and the Company shall sell to the Purchaser, the TATRA Shares in exchange for the First Note (the "Consideration"). Following the exchange of the TATRA Shares for the First Note, the First Note shall be cancelled.

     2.2.    The Closing.

             (a) Closing. The closing of the TATRA Purchase (the "Closing") shall take place at 10:00 a.m. New York time on the business day following the date on which the closing conditions set forth in Section 2.2(b) have been met, or waived by Purchaser, in accordance with this Agreement, or on such other date or at such other time as is agreed to in writing by the parties (such date, the "Closing Date"). The Closing shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson,
One New York Plaza, New York, New York 10004.

             (b) Closing Conditions. The obligation of Purchaser to consummate the transactions contemplated herein at the Closing are subject to and conditioned upon (unless waived by Purchaser):

                     (i) The registration of the TATRA Shares in the name of the Company with the Securities Center (as defined in the TATRA Purchase Agreement), together with such other conditions as may be imposed by Czech law or the rules and regulations of the Securities Center in order to consummate and evidence the consummation of the transactions contemplated by the TATRA
Purchase Agreement, and the receipt of evidence, in a form reasonably satisfactory to the Purchaser, of such registration and the satisfaction of such other conditions.

                      (ii) The representations and warranties of the Company in Section 3 hereof shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such date except (i) that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true and correct only as of such date or period, and to the extent any breach thereof, individually or when aggregated with all such breaches, has not had and is not reasonably likely to have a Material Adverse
Effect. For purposes of this Section 2.2(b)(ii), the truth or correctness of any representation or warranty of the Company in
Section 3 hereof shall be determined without regard to any materiality or "Material Adverse Effect" qualification set forth in such representation and warranty. The Purchaser shall have received at Closing a certificate to the foregoing effect, dated the Closing Date and signed by the Chairman or President of the Company.

     2.3. Actions at the Closing. Simultaneously with, or prior to, the Closing, the following actions shall occur:

             (a) The Company shall deliver to the Purchaser a certificate executed by its secretary, dated as of the Closing Date, certifying the following matters: (i) resolutions of the Board of the Company authorizing the execution, delivery and performance by the Company of each of the Transaction Documents (as defined in the Loan Agreement), and any other agreement entered into or instruments delivered by the Company in connection herewith, (ii) copies of each governmental or third party consent, approval or filing required to be obtained or made in order to consummate the transactions contemplated by this Agreement, (iii) incumbency matters, (iv) certified copy dated as of the most recent practicable date prior to the Closing Date, of the Certificate of Incorporation and a copy of the By-Laws of the Company and (v) that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has performed, satisfied, and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or before the Closing.

             (b) Purchaser shall receive from Baker & McKenzie, counsel for the Company and SDC Prague, an opinion addressed to the Purchaser, dated as of the Closing Date, satisfactory in form and substance to the Purchaser, which shall include the opinions set forth in Exhibit A hereto.

             (c) The Company shall transfer to Purchaser or its nominee the TATRA Shares in a manner consistent with Czech law and the rules and regulations of the Securities Center against receipt at the Closing by the Company from Purchaser of the Consideration.

             (d) The Company shall have provided the Purchaser with evidence that the Company Shares have been listed if required pursuant to the rules of the National Association of Securities Dealers and shall have filed a Form D with respect to the Company Shares.

     2.4.    Additional Issuances; Purchase Price Adjustment.

             (a) In lieu of any other indemnities in this Agreement, in the event that at any time, the representation and warranty set forth in the penultimate sentence of Section 3.3 is determined not to have been true when made, the Company shall issue to Purchaser, at no cost to Purchaser and as an adjustment to the Consideration, an additional number of shares of Common Stock such that, if such issuance of additional Common Stock were made at the Closing, such representation and warranty would have been true and accurate in all respects when made.

             (b) In lieu of any other indemnities in this Agreement, in the event that at any time after the Closing, the representation and warranty set forth in the last sentence of
Section 3.3 is determined not to have been true when made, SDC Prague shall, and the Company shall cause SDC Prague to, transfer to Purchaser, at no cost to Purchaser and as an adjustment to the Consideration, an additional number of Contract Shares such that, if such transfer of additional Contract Shares were made at Closing, such representation would have been true and accurate in all respects when made.

     SECTION 3.  Representations and Warranties of the Company.
The Company represents and warrants to the Purchaser as follows:

     3.1. Organization and Good Standing; Power and Authority; Qualifications. Each of the Company and its Subsidiaries (each a "Company Entity," and together, the "Company Entities") (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as presently proposed to be conducted, except where failure to do so would not have a Material Adverse Effect. Except as set forth on Schedule 3.1, each Company Entity is qualified to transact business as a foreign corporation in, and is in good standing under the laws of each of the jurisdictions listed on
Schedule 3.1 which represents all the jurisdictions in which the ownership or use of its assets or conduct of its business requires it to be so qualified, except jurisdictions where failure to be so qualified would not have a Material Adverse Effect.

     3.2. Authorization of the Documents. The Company has all right, power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each of the Transaction Documents to which it is a party and the sale of the Company Shares and TATRA Shares by the Company and compliance by the Company with all the provisions of each of the Transaction Documents and consummation by the Company of the transactions contemplated hereby and thereby (i) are within the corporate power and authority of the Company; (ii) do not and will not require the approval or consent of the stockholders of the Company (other than in connection with the Stockholder Approval (as defined in the Loan Agreement)); and (iii) have been authorized by all requisite corporate proceedings on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Board has approved the transactions contemplated hereby for the purposes of Section 203 of General Corporation Law of the State of Delaware, pursuant to Section 203(a)(1) thereof (the "Board Approval"). The Company has furnished to the Purchaser true and correct copies of the Company's Certificate of Incorporation and By-Laws as in effect on the date of this Agreement, as well as a copy of the resolutions evidencing Board Approval.

     3.3. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of preferred stock, of which, as of the date hereof, no shares were outstanding, and 25,000,000 shares of Common Stock, of which, as of December 20, 2001, 15,541,500 shares were outstanding. All of the outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. No class of capital stock of the Company is entitled to preemptive rights. Except for the options and warrants listed on Schedule 3.3, there are no outstanding options, warrants, subscription rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of capital stock of the Company, or Contracts, by which the Company is or may become bound to issue additional shares of its capital stock or options, warrants or other rights to purchase or acquire any shares of its capital stock. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company. Except as set forth in Schedule 3.3 there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the shares of capital stock of the Company. The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Expect as set forth in Schedule 3.3 hereto, the Company has not declared or paid any dividend or made any other distribution of cash, stock or other property to its stockholders or purchased or otherwise redeemed any shares of its capital stock. Immediately after the execution hereof, the Purchaser shall own, in the aggregate, at least five percent (5%) of the issued and outstanding shares of the Common Stock assuming (i) the conversion or exchange of all securities convertible into or exchangeable for Common Stock, including, without limitation, the Notes, (ii) the exercise of all options or warrants to purchase Common Stock outstanding as of the Closing Date and (iii) the issuance of 1,750,000 shares reserved for issue under the Company's 1997 Plan, 1998 Plan and 2000 Plan (as defined in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the SEC on March 12, 2001) ("Fully Diluted Basis"), and the voting power of such shares of Common Stock shall represent, in the aggregate, no less than five percent (5%) of the total number of votes able to be cast on any matter by any Voting Securities on a Fully Diluted Basis upon and immediately after the execution hereof. Immediately after the Closing, the Purchaser shall own, in the aggregate, forty and sixteen-hundredths percent (40.16%) of the registered capital of TATRA, and the voting power of the TATRA Shares shall represent, in the aggregate, no less than 40.16% of the total number of votes able to be cast on any matter by any Voting Securities of TATRA immediately after the Closing.

     3.4. Corporate Status and TATRA Shares. (a) TATRA (x) is a joint-stock company duly established and validly existing under, and is in good standing under, the laws of the Czech Republic, (y) has the full power and authority to conduct its business and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned or leased and operated, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on TATRA or Material Adverse Effect. TATRA is qualified or otherwise authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held by it under lease or license or TATRA's business, as presently conducted, requires such qualification or authorization, except where the failure so to qualify or be authorized, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect or a material adverse effect on TATRA.

             (b) The registered capital of TATRA consists of CZK 5,174,381,500, divided into 4,418,055 bearer shares with a nominal value of CZK 250 (ISIN 650005018456), and 16,279,471 bearer shares with a nominal value of CZK 250 (ISIN
770000001873). All of the TATRA Shares are owned beneficially and of record by the Company, free and clear of any Encumbrances. All of the TATRA Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for rights created pursuant to this Agreement, there are no outstanding options, warrants, securities, rights (preemptive or other), subscriptions, calls, or other agreements of any kind that give any Person the right to purchase or otherwise receive any shares of TATRA capital stock. There are no voting arrangements with respect to any shares of TATRA capital stock, including the TATRA Shares and there are no restrictions on the Company's ability to transfer the TATRA Shares to Purchaser at the Closing free and clear of any Encumbrances. Upon delivery of the Consideration, Purchaser will acquire good and marketable title to the TATRA Shares, free and clear of any Encumbrances.

     3.5. SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act from and after December 31, 1997 and has made available to the Purchaser true and complete copies of all annual reports, quarterly reports, proxy statements and other reports under the Exchange Act filed by the Company from and after such date, each as filed with the Securities and Exchange Commission (the "Commission") (collectively, the "SEC Reports"). Each SEC Report was in compliance in all material respects with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and as of the date hereof there are no fact or facts not disclosed in the SEC Reports which individually or in the aggregate may have a Material Adverse Effect.

     3.6. Financial Statements. The financial statements (including any related schedules and/or notes) included in the SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed (except as indicated in the notes thereto) throughout the periods involved and fairly present in all material respects the consolidated financial condition, results of operations and changes in stockholders' equity of the Company as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to changes resulting from year-end adjustments, none of which were material in amount or effect). Except as set forth in Schedule 3.6, the Company has no liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's balance sheet as of December 31, 2000 included in the SEC Reports or (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2000 which individually or in the aggregate do not have a Material Adverse Effect. Since December 31, 2000, the Company has operated its business only in the ordinary course and there has not been individually or in the aggregate any Material Adverse Change, other than changes disclosed in the SEC Reports or otherwise set forth in Schedule 3.6 hereto.

     3.7. Litigation. Except as set forth in Schedule 3.7 hereto, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries or any of their properties or assets by or before any court, arbitrator or other Governmental Entity.

     3.8. Title to Properties; Insurance. Each Company Entity has good and valid title to, or, in the case of property leased by them as lessee, a valid and subsisting leasehold interest in, its properties and assets, free of all liens and encumbrances other than as set forth in Schedule 3.8 hereto and those referred to in the financial statements of the Company (or the notes thereto) for the year ended December 31, 2000 included in the SEC Reports, except in each case for such defects in title and such other liens and encumbrances which do not individually or in the aggregate materially detract from the value to the Company of the properties and assets of the Company and its Subsidiaries taken as a whole. The assets and properties owned by, or leased to, the Company and its Subsidiaries, are all of the assets and properties necessary for the Company and its Subsidiaries to operate their respective businesses as now being conducted and as contemplated to be conducted. The Company and its Subsidiaries maintain insurance in such amounts (to the extent available in the public market), including self-insurance, retainage and deductible arrangements, and of such a character as is reasonable and customary for companies engaged in the same or similar business.

     3.9. Consents. Assuming the accuracy of the representations of the Purchaser set forth in Sections 4.5 and 4.7, except as set forth on Schedule 3.9, the Company is not required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any Governmental Entity or any other Person as a condition to or in connection with the valid execution and delivery of any of the Transaction Documents to which the Company is a party or the valid offer, issue, sale or delivery of the Securities, or the performance by the Company of its obligations in respect of any of the Transaction Documents to which the Company is a party, except for filings required pursuant to state and federal securities laws to effect any registration of any of the Securities pursuant to the Registration Rights Agreement and except for the filings required pursuant to Section 13 of the Exchange Act and Regulation D under the Securities Act to report the consummation of the transaction contemplated hereby.

     3.10. Holding Company Act and Investment Company Act. No Company Entity is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility," as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

     3.11. Taxes. Each Company Entity has filed all Tax Returns required to be filed. All such Tax Returns are true, correct and complete, except for such instances which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect. All Taxes of any Company Entity which are (i) shown as due on such Tax Returns, (ii) otherwise due and. payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports. No Company Entity knows of any proposed or threatened Tax claims or assessments which, if upheld, would individually or in the aggregate have a Material Adverse Effect or a Material Adverse Change. Each Company Entity has withheld and paid over to the relevant Taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which individually or in the aggregate would not have a Material Adverse Effect or a Material Adverse Change.

     3.12. Employee Benefit Plans. None of the Company Entities nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor are any of the Company Entities or any ERISA Affiliate required to contribute to, nor has any Company Entity or any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) or any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA). The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events (i) constitute an event that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, (or) (ii) result in the payment of an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code). Each "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained or contributed to by the Company for the benefit of its employees (an "Employee Plan") has been maintained in accordance with its terms and all provisions of applicable law. To the best knowledge of the Company, no "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Employee Plan.

     3.13. Intellectual Property Rights. (a) Each of the Company Entities owns the entire right, title and interest in and to the Intellectual Property free and clear of any claims, liens or encumbrances of any kind, except as would not have or would not reasonably be expected to have a Material Adverse Effect. All patent, copyright and trademark registrations with respect to the Intellectual Property are valid, subsisting, enforceable and in full force and effect, and all patent applications, copyright applications and trademark applications with respect to the Intellectual Property are pending and in good standing, all without challenge of any kind and no aspect thereof is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any governmental authority or arbitrator, in each case, except as would not have or would not reasonably be expected to have a Material Adverse Effect. The Company Entities have each taken and are presently taking all steps necessary to prevent any impairment of its right to make use of the Intellectual Property, and the Company Entities have filed all appropriate renewals, extensions, affidavits of continued use and/or incontestability and has paid all fees associated therewith, necessary to maintain the Intellectual Property, except where such failure would not have or would not reasonably be expected to have a Material Adverse Effect. There is no claim or demand of any Person or dispute with any Person with respect to any Intellectual Property, except where such claim or demand would not have and would not reasonably be expected to have a Material Adverse
Effect.

              (b) To the best of the Company's knowledge, no Company Entity has interfered with, infringed upon or misappropriated any intellectual property right of any third party nor does any interference, infringement, or misappropriation result from the development, use, or sale of any of the Company Entities' products. No Company Entity has received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any intellectual property right of any third party), nor do any of the Company Entities have knowledge or any basis for any such claim. To the best knowledge of the Company Entities, no third party has interfered with, infringed upon, misappropriated or otherwise used (whether or not such use constitutes infringement) any Intellectual Property, except where such interference, infringement or misappropriation would not have or would not reasonably be expected to have a Material Adverse Effect.

              (c) No Company Entity has disclosed any of its proprietary information that, if disclosed; would materially adversely affect its business other than (i) in the regular and ordinary course of business, to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to the Company, (ii) in connection with entering into this Agreement, (iii) to governmental authorities from time to time as requested or (iv) to other Persons subject to agreements regarding the confidential treatment thereof.

              (d) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of the Company Entities either:
(1) have been party to a "work-for-hire" arrangement or agreement with any of the Company Entities, in accordance with applicable federal and state law, that has accorded any of the Company Entities full, effective, exclusive, and original ownership of all tangible and intangible property and rights thereby arising; or (ii) have executed appropriate instruments of assignment in favor of any Company Entity as assignee that have conveyed to the Company Entities full, effective, and exclusive ownership of all tangible and intangible property and rights thereby arising.

              (e) As used in this Agreement, "Intellectual Property" means all intellectual property owned, leased, licensed, or used by the Company Entities, including without limitation, (i) all worldwide inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, renewals and derivative in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith,
(v) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, addresses, phone numbers, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software and computer programs, (vii) all other proprietary rights of any type of description (regardless of whether the same have been formally registered), (viii) all copies and tangible embodiments thereof (in whatever form or medium) and (ix) all licenses, sublicenses and agreements in connection with the foregoing.

     3.14. Possession of Franchises, Licences, Etc. The Company Entities possess all franchises, certificates, licenses, permits and other authorizations from Governmental Entities and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its respective properties and assets, except for those the absence of which would not individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect, and none of the Company Entities is in violation of any thereof, except for violations which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect.

     3.15. Compliance with Laws. The Company Entities are, and at all times have been, in compliance with all applicable Laws including, without limitation, those relating to protection of the environment, employment opportunity and employee safety, except where the failure to comply would not individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect.

     3.16. Conflicting Agreements and Charter Provisions. No Company Entity is a party to any contract or subject to any charter or by-law provision or any judgment or decree which individually or in the aggregate has or is reasonably likely to have a Material Adverse Effect. Neither the execution and delivery of any of the Transaction Documents, nor the fulfillment of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of the terms, conditions, or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of, the certificate of incorporation or by-laws of any of the Company Entities or any contract of any of the Company Entities. Each of the Contracts of the Company Entities is a legal and binding agreement of the Company Entity party thereto enforceable in accordance with its terms and is in full force and effect, except where such failure would not individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries is in default under any outstanding indenture or other debt instrument or with respect to the payment of the principal of or interest on any outstanding obligations for borrowed money, or is in default under any other Contracts, except for defaults under such other Contracts which would not individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect.

     3.17. Subsidiaries. Except as set forth in Schedule 3.17, the Company does not own, directly or indirectly, any capital stock or other proprietary interest in any corporation, limited liability company, association, trust, partnership, joint venture or other entity. Except as set forth in Schedule 3.17, all of the outstanding shares of capital stock of each Subsidiary are owned by the Company. There are no outstanding options, warrants, subscription rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of capital stock of any Subsidiary, or Contracts by which any Subsidiary is or may become bound to issue additional shares of its capital stock or options, warrants or other rights to purchase or acquire any shares of its capital stock. No Subsidiary has declared or paid any dividend or made any other distribution of cash, stock or other property to its stockholders or purchased or otherwise redeemed any shares of its capital stock. Except as set forth in Schedule 3.17, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Subsidiaries are a party or to which the Subsidiaries are bound relating to the voting of any shares of capital stock of any of the Subsidiaries.

     3.18. Disclosure. Neither this Agreement nor any Schedule hereto, nor any certificate furnished to Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or, taken as a whole, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact which the Company has not disclosed to the Purchaser or its counsel in writing and of which the Company is aware which materially and adversely affects or which could reasonably be expected to materially and adversely affect the Company or its Subsidiaries or the business, financial condition, operations, property, or affairs of the Company or its Subsidiaries or the ability of the Company or its Subsidiaries to perform its obligations under this Agreement or any of the Transaction Documents.

     3.19. Offering of Securities. Assuming the accuracy of the representations and warranties made by the Purchaser in Section
4, the offer and sale of the Company Shares as contemplated hereby, the issuance and delivery of the shares of Company Common Stock to the Purchaser upon the conversion of the Notes in accordance with the terms of the Loan Agreement, and the offer and sale of the TATRA Shares are each exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and under applicable state securities and "blue sky" laws, as currently in effect. All shares of capital stock and other securities issued by the Company prior to the Closing have been issued in registered offerings or transactions exempt from registration under the Securities Act, and all applicable state securities or "blue sky" laws and the Company has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing. The Company has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other Person in respect thereof, in such a manner as to require registration under the Securities Act or any "blue sky" laws.

     3.20. Brokers and Finders. Except as set forth in Schedule 3.20, no agent, broker, investment banker or other Person is or will be entitled to any broker's fee or any other commission or similar fee from the Company in connection with any of the transactions contemplated by this Agreement. All amounts set forth in Schedule 3.20 shall be paid by the Company.

     3.21. Authorization and Issuance of the Company Shares. The authorization, offer, issuance and delivery of the Company Shares pursuant to this Agreement, have been duly authorized by all requisite corporate action on the part of the Company, and when issued and delivered in accordance with this Agreement, the Company Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Encumbrances and not subject to preemptive or similar rights of the stockholders of the Company or others.

     3.22. Corporate Status of SDC Prague. SDC Prague (x) is a company duly established and validly existing under, and is in good standing under, the laws of the Czech Republic, (y) has the full power and authority to conduct its business and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned or leased and operated, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on SDC Prague or Material Adverse Effect. SDC Prague is qualified or otherwise authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held by it under lease or license or SDC Prague's business, as presently conducted, requires such qualification or authorization, except where the failure so to qualify or be authorized, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect or a material adverse effect on SDC Prague.

     3.23. Authorization of the Documents - SDC Prague. SDC Prague has all right, power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each of the Transaction Documents to which it is a party and compliance by SDC Prague with all the provisions of each of the Transaction Documents and consummation by SDC Prague of the transactions contemplated hereby and thereby (i) are within the power and authority of SDC Prague; (ii) do not and will not require the approval or consent of the stockholders of SDC Prague; and (iii) have been authorized by all requisite proceedings on the part of SDC Prague. This Agreement has been duly executed and delivered by SDC Prague and constitutes the valid and binding agreement of SDC Prague, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.24. Prohibited Payments. No Company Entity has, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund asset for any purpose or made any false entries on its records for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

     SECTION 4.  Representations and Warranties of Purchaser.
The Purchaser represents and warrants to the Company as of the date hereof as follows.

     4.1. Organization and Qualification. The Purchaser is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has the requisite power to own its property and to carry on its business as now being conducted and as contemplated to be conducted. The Purchaser is duly qualified to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not prevent consummation of the transactions contemplated hereby or have a material adverse effect on the Purchaser's ability to perform its obligations hereunder.

     4.2. Due Authorization. The Purchaser has all right, power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser and the compliance by the Purchaser with all of the provisions of this Agreement and the Registration Rights Agreement and consummation by the Purchaser of the transactions contemplated hereby and thereby to which the Purchaser is a party have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement and the Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.3. Consents. Except as set forth on Schedule 4.3 or as may be required by Czech Law or the rules and regulations of the Securities Center, the Purchaser is not required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any Governmental Entity or any other Person as a condition to or in connection with the valid execution and delivery of this Agreement or the Transaction

Documents to which the Purchaser is a party or the performance by the Purchaser of its obligations in respect hereof and thereof except for filings that may be required by the Exchange Act.

     4.4. Conflicting Agreements. Neither the execution and delivery of this Agreement or any other Transaction Document to which the Purchaser is a party nor the fulfillment of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of the organizational documents of the Purchaser or any contract to which the Purchaser or any of its respective properties is subject.

     4.5. Acquisition for Investment. The Purchaser is acquiring the TATRA Shares and Company Shares (together, the "Securities") being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof except in compliance with all applicable securities Laws. The Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state securities laws, and may be sold or disposed of in the absence of such registration only pursuant to an exemption from such registration and, in the case of the TATRA Shares, in accordance with this Agreement.

     4.6. Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker's fee or any other commission or similar fee from the Purchaser in connection with any of the transactions contemplated by this Agreement or the Transaction Documents for which the Company will be responsible.

     4.7. Accredited Investor. The Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

     SECTION 5.  Buy/Sell; Corporate Governance; Management
Fees; Shareholders Agreement.

     5.1. Buy/Sell. Purchaser and SDC Prague (each, a "Holder") each agree that if either party proposes to cause a buy/sell of their Contract Shares as provided for in this Section 5.1, such Holder (a "Proposing Holder") shall first deliver to the other Holder (such Holder, a "Receiving Holder") a written notice of the Proposing Holder's intent and each Holder shall then engage, at its own expense, within 20 days from the date of delivery of such notice (the "Notice Date"), an independent appraiser, who shall work with the other Holder's independent appraiser to determine the appraised value (the "Appraised Value") of 100% of the registered capital of TATRA. If either Holder shall fail to appoint an independent appraiser within such 20 day period, then the appraiser appointed by the Holder that does so appoint an appraiser shall make the determination of the Appraised Value for all purposes hereof. If after 30 days from the Notice Date, the Holders' respective independent appraisers cannot agree on the Appraised Value, then the Holders' respective independent appraisers shall engage at the Holders' mutual expense a mutually acceptable third independent appraiser, who shall conclusively determine the Appraised Value. If the two appraisers cannot mutually agree on a third appraiser within

10 days, the president of the American Arbitration Association shall be immediately requested by either of the Holders to select the third appraiser, who shall make such determination of Appraised Value, within 20 days after being selected. Upon determination of the Appraised Value, the Receiving Holder shall determine, within 30 days from the date that the Appraised Value is finally determined, whether to (x) sell all of its Contract Shares or
(y) purchase all of the Proposing Holder's Contract Shares (the "Buy/Sell Determination"), in either case at a price per Contract Share based on the Appraised Value (the "Buy/Sell Purchase Price"), and notify the Proposing Holder of its determination in writing and the Proposing Holder will be bound by such determination. Such purchase or sale shall be consummated within 90 days from the date the Receiving Holder notifies the Proposing Holder of its determination. If the Proposing Holder does not receive the Receiving Holder's Buy/Sell Determination within 30 days from the date the Appraisal Value is determined, the Proposing Holder may make a Buy/Sell Determination, by which the Receiving Holder will be bound. At the closing of the purchase or sale, as the case may be, the purchasing Holder shall cause to be paid to the selling Holder the Buy/Sell Purchase Price with respect to the Contract Shares being sold, by wire transfer of immediately available funds, against delivery by the selling Holder of duly executed transfer instruments (in form and substance reasonably satisfactory to the purchasing Holder) transferring such Holder's Contract Shares free and clear of all Encumbrances.

     5.2. Corporate Governance. Each Holder agrees that it will take any and all actions to ensure that as soon as possible after the Closing (1) the supervisory board of TATRA (the "Supervisory Board") shall be composed of one labor representative and one representative of Purchaser and Ronald A. Adams, (ii) Ronald A. Adams becomes Chairman of the Supervisory Board, (iii) the relevant organizational documents of TATRA are amended to provide that any change in the composition of the Supervisory Board will require the affirmative vote of two-thirds of the registered capital of TATRA until such time as the Purchaser shall, directly or indirectly, have a majority interest in the registered capital of TATRA, (iv) any members of the Board of Directors of TATRA who are required to be citizens of the Czech Republic shall be appointed by the Supervisory Board, which shall be composed of three members, one of whose members shall be Milota Srkal, and
(v) Milota Srkal becomes chairman of the Board of Directors of TATRA.

     5.3. Management Fees. Each Holder agrees that it will cause TATRA to reimburse Purchaser and the Company for actual management-related services performed by Purchaser or the Company, as the case may be, in accordance with terms and conditions to be agreed upon between each Holder as soon as practicable after the date hereof. After the first anniversary of the date hereof, the management fees contemplated by this Section
5.3 shall be paid in amounts to be agreed upon by the Holders.

     5.4. Shareholders Agreement. After the Closing, the Holders agree to cause TATRA to adopt, as soon as is reasonably possible, a shareholders agreement (the "Shareholders Agreement") containing terms substantially similar to those contained in this
Section 5. Once the Shareholders Agreement is executed and delivered by the Holders and adopted in accordance with Czech law, this Section 5 shall be deemed to be amended to conform to the terms of the Shareholders' Agreement. The Company agrees that it shall cause SDC Prague to fulfill its obligations pursuant to this Section 5.

     5.5. Further Purchases. (a) In the event that additional shares of the registered capital of TATRA are purchased pursuant to a tender offer made pursuant to Section 183b of the Czech Commercial Code, each Holder agrees to take all action necessary to maintain the same proportionate ownership in the registered capital of TATRA as shall exist on the Closing Date (the "Status Quo").

             (b) In the event that SDC Prague or the Company or any Affiliate of SDC Prague or the Company (an "Acquiring Affiliate") acquires additional shares of the registered capital of TATRA ("Additional TATRA Shares"), SDC Prague, the Company or the Acquiring Affiliate shall offer such number of the acquired shares to Purchaser as is necessary to maintain the Status Quo at the same price that SDC Prague, the Company or the Acquiring Affiliate paid for the acquired shares. For purposes of this
Section 5.5(b), any Additional TATRA Shares held by an Acquiring Affiliate will be deemed to be owned by SDC Prague.

             (c) The Purchaser agrees that it will not acquire shares or other ownership interests of SDC Prague or TATRA (other than pursuant to the Czech Pledges) if (x) after such acquisition, the Company is unable to include results of TATRA, on a consolidated basis, in its consolidated financial statements under GAAP and (y) the Company has delivered to the Purchaser the written opinion of KMPG to that effect.

     5.6. Cooperation. Because the Purchaser will be a shareholder of TATRA and a potential shareholder of SDC Prague, the Purchaser has an economic incentive to encourage the growth of the value of TATRA. As a result, the Purchaser will work with TATRA in good faith to (a) explore reciprocal marketing arrangements between TATRA and the Purchaser where selected products of each company is marketed through the other's distribution under a "TATRA-Terex" or similar badge, and (b) explore in good faith the use of subsidiaries of TATRA as component suppliers. With respect to the component supply opportunity, in order for the TATRA Subsidiaries to receive the Terex component supply orders, the TATRA Subsidiaries must be competitive with alternative Purchaser suppliers with respect to price and quality. The Purchaser will also explore the use of the engineering and test capabilities of TATRA, further improving the utilization of its personnel and capital resources. All commercial transactions between TATRA and the Purchaser will be on an arm's-length, negotiated basis.

     SECTION 6. Certain Taxes. The Company agrees that it will pay, and will hold the Purchaser harmless from, any and all liability with respect to any transfer, transfer gains, stamp or similar Taxes which may be determined to be payable in connection with the execution and delivery and performance of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement or any of the Transaction Documents.

     SECTION 7.  Legends; Exchanges; Lost, Stolen or Mutilated
Certificates. (a) Each certificate representing shares of Securities shall bear a legend containing the following words:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE
SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN
EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND
APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE
EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT
OR SUCH LAWS."

             The requirement that the first paragraph of the foregoing legend be placed upon certificates evidencing any such Securities shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in a public offering under the Securities Act, (ii) when such shares are transferred pursuant to Rule 144 under the Securities Act or
(iii) when such shares are transferred in any other transaction if the seller delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a "no-action" letter from the staff of the Commission, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. Upon the occurrence of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

             (b) Upon surrender by the Purchaser to the Company of any certificate representing Common Stock purchased or acquired hereunder, the Company at its expense will, within five business days, issue in exchange therefor, and deliver to the Purchaser, a new certificate or certificates representing such shares, in such denominations as may be requested by the Purchaser. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any share of Common Stock purchased or acquired by the Purchaser hereunder, and in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Company, or in any case of any such mutilation, upon surrender and cancellation of such certificate, the Company at its expense will, within five business days, issue and deliver to the Purchaser a new certificate for such Common Stock of like tenor, in lieu of such lost, stolen or mutilated certificate.

     SECTION 8. Survival of Representations, Warranties, Agreements and Covenants, Etc. All representations and warranties hereunder shall be deemed to be made solely as of the date of this Agreement and shall survive the Closing until each of the Second Note and the Third Note shall have been redeemed, or otherwise paid in full, other than the representations and warranties made in the last two sentences of Section 3.3, which shall survive indefinitely. None of the representations and warranties shall be affected by any knowledge possessed by, or investigation of the subject matter thereof made by or on behalf of, the Purchaser. All statements contained in any schedule to this Agreement or in any certificate or other instrument delivered by the Company pursuant to Section 2.3 shall constitute representations and warranties by the Company under this Agreement. All covenants and agreements contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

     SECTION 9.  Purchaser Director.

     9.1. Right of the Purchaser to Designate Director. At any time after, and for so long as, the Purchaser holds at least fifteen percent (15%) of the outstanding shares of Common Stock, at the Purchaser's request, the Company shall cause one person designated by the Purchaser to be nominated, and shall use its best efforts to cause such person to be elected or appointed (whether in connection with a newly created vacancy, removal or otherwise) to the Board of Directors of the Company (the "Board") effective, without any further action, within five days after such person is designated by the Purchaser and at each annual meeting of stockholders occurring thereafter (any person designated by the Purchaser pursuant to this Section 9.1 from time to time and elected or otherwise appointed, a "Purchaser Designee"). In connection with any annual meeting of stockholders at which the term of the Purchaser Designee is to expire, the Company will take all necessary action to include the Purchaser Designee as one of management's nominees for director and use the same efforts to cause such Purchaser Designee to be elected to the Board as are used with respect to management's other nominees. In the event of any vacancy arising by reason of the resignation, death, removal or inability to serve of any Purchaser Designee, the Purchaser shall be entitled to designate a successor to fill such vacancy for the unexpired term. The Purchaser Designee shall be subject to the reasonable approval of the Company except if the Purchaser Designee is a bona fide employee of, or regular consultant to, Purchaser or any of its Affiliates (in which case such approval shall not be necessary).

     9.2. Board and Committee Notice Requirement. In addition to any requirements specified in the By-Laws of the Company, the Company shall notify the Purchaser Designee by telecopy of every meeting (or action by written consent) of the Board and of any committee of the Board, at least three days in advance of such meeting (or distribution of written consents).

     9.3. Reimbursement of Certain Expenses. The Company shall, upon request therefor, promptly reimburse the Purchaser Designee for all reasonable expenses incurred by him in connection with his attendance at meetings of the Board or of committees of the Board and any other activities undertaken by him in his capacity as a director of the Company or any Subsidiary, as applicable to the same extent as the Company would reimburse any other director in respect of such activities. The foregoing shall be in addition to, and not in lieu of (or in duplication of), any indemnification or reimbursement obligations of the Company under the Certificate of Incorporation Or By-Laws of the Company or by Law.

     9.4. Directors' Indemnification; Insurance. (a) To the extent commercially available, the Company shall at all times maintain directors' and officers' liability insurance comparable in terms and coverage to that maintained on the date hereof, and the Purchaser Designee shall be covered under such insurance.

             (b) The Certificate of Incorporation, By-Laws and other organizational documents of the Company shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board until at least six years following the date that the Purchaser Designee is no longer a member of the Board.

             (c) The Purchase Designee is intended to be a third-party beneficiary of the obligations of the Company pursuant to this Section 9.4, and the obligations of the Company pursuant to this Section 9.4 shall be enforceable by the Purchaser Designee.

     SECTION 10.  Standstill.  (a)  Except as otherwise
expressly provided in this Agreement or the Transaction Documents or as specifically approved by a majority of the independent directors (so long as such approval was not obtained by the Purchaser in violation of this Agreement), during the period commencing on the date hereof and continuing until December 31, 2003, Purchaser shall not, directly or indirectly, (i) by purchase or otherwise, Beneficially Own, acquire, agree to acquire or offer to acquire any Voting Securities or direct or indirect rights or options to acquire Voting Securities other than the Company Shares and shares of Common Stock issuable upon conversion of the Notes, (ii) enter, propose to enter into, solicit or support any merger or business combination or similar transaction involving the Company or any of its Subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of the Company or any of its Subsidiaries (except for proposals to purchase or acquire a non-material portion of the assets of the Company or any of its Subsidiaries that are not required to be publicly disclosed), (iii) initiate or propose any securityholder proposal without the approval of the Board granted in accordance with this Agreement or make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated by the Commission under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Voting Securities or request or take any action to obtain any list of securityholders for such purposes with respect to any matter (or, as to such matters, solicit any Person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act), (iv) form, join or in any way participate in a Group formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to Voting Securities that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with respect to such Voting Securities, (v) deposit any Voting Securities in a voting trust or enter into any voting agreement of arrangement with respect thereto (other than this Agreement), (vi) seek representation on the Board (other than as provided in this Agreement), (vii) make any request to amend or waive any provision of this Section 10, which request would require public disclosure under applicable law, rule or regulation,

(viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal, (ix) take any action challenging the validity or enforceability of the foregoing or (x) assist, advise, encourage or negotiate with any Person with respect to, or seek to do, any of the foregoing.

             (b) Nothing in this Section 10 shall (i) prohibit or restrict the Purchaser from responding to any inquiries from any stockholders of the Company as to the Purchaser's intention with respect to the voting of any Voting Securities Beneficially Owned by the Purchaser so long as such response is consistent with the terms of this Agreement; (ii) restrict the right of Purchaser's Designee to vote on any matter as such individual believes appropriate in light of his or her duties as a director or committee member or restrict the manner in which Purchaser's
Designee may participate in his or her capacity as a director in deliberations or discussions at meetings of the Board or as a member of any committee thereof; (iii) prohibit Purchaser from Beneficially Owning Voting Securities issued as dividends or distributions in respect of, or issued upon conversion, exchange or exercise of, securities which the Purchaser is permitted to Beneficially Own under this Section 10; (iv) prohibit any officer, director, employee or agent of the Purchaser from purchasing or otherwise acquiring Voting Securities so long as he or she is not a member of a Group that includes the Purchaser or is not otherwise acting on behalf of Purchaser or (v) prohibit Purchaser from compliance with law, including any Commission rules or regulations.

             (c) Notwithstanding anything to the contrary set forth in this Section 10, if, at any time following the consummation of a bankruptcy proceeding involving the Company, any Person (other than the Company) is permitted by law or the bankruptcy court in which the proceeding is pending to propose a plan of reorganization for the Company, the Purchaser shall be permitted to propose a plan of reorganization for the Company; provided, that no plan of reorganization shall be proposed by the Purchaser prior to the expiration or termination of the exclusivity period for the Company's filing of a plan of reorganization, as such exclusivity period may be extended from time to time (it being understood and agreed that the Purchaser shall not object to any extension of the Company's exclusivity period and shall not initiate or otherwise support any proceeding to terminate or shorten the length of the Company's exclusivity period).

     SECTION 11.  Indemnification.

     11.1. General Indemnification. The Company shall indemnify, defend and hold Purchaser and each of its respective officers, directors, partners, managing directors, Affiliates, employees, agents, consultants, representatives, successors and assigns
(each a "Purchaser Indemnitee") harmless from and against all Losses incurred or suffered by a Purchaser Indemnitee arising out of, relating to or resulting from (i) any breach of any of the representations or warranties made by the Company in this Agreement or in any certificate or other instrument delivered pursuant hereto including, without limitation, the Transaction Documents, and (ii) any breach of any of the covenants or agreements made by the Company in this Agreement or in any certificate or other instrument delivered pursuant hereto including, without limitation, the Transaction Documents. Purchaser shall indemnify, defend and hold the Company, its Affiliates, and each of their respective officers, directors, employees, agents, consultants, representatives, successors and assigns harmless against all Losses arising from the breach of any of the covenants or agreements of the Purchaser in this Agreement or in any certificate or other instrument delivered pursuant hereto including, without limitation, the Transaction Documents. Notwithstanding anything to the contrary in this Agreement, (a) any and all payments by the Company pursuant to this Section 11 with respect to breach of representations or warranties shall be limited to, in the aggregate, an amount equal to the aggregate principal amount of the Notes when issued (the "Cap"), which Cap shall be reduced by and to the extent that the Second Note and Third Note are redeemed or paid (other than by way of conversion), and no indemnification payment by the Company with respect to any such Losses otherwise payable hereunder shall be payable until such time as all such Losses (exclusive of attorneys' fees or other expenses of investigation or defense) shall aggregate to more than $250,000, and then only to the extent that such Losses, in the aggregate, exceed such amount; provided that neither of the foregoing limitations on indemnity shall apply to or count Losses arising with respect to (A) the breaches of the representations and warranties in Section 3.11 as they relate to Taxes or to (B) the matters set forth in Section 11.4; and (b) the Company shall not be liable for any Losses incurred by the Purchaser as a result of a breach of the representation and warranty set forth in the last two sentences of Section 3.3, to the extent that such Losses are eliminated as a result of a purchase price adjustment pursuant to Section 2.4.
In determining whether a Purchaser Indemnitee is entitled to recover under this Section 11 for any Losses, the representations and warranties of the Company shall not be deemed qualified by any references to materiality contained therein and any breaches thereof shall be determined without regard to whether such breach constitutes a Material Adverse Effect or Material Adverse Change.

     11.2. Indemnification Principles. For purposes of this Agreement, "Losses" shall mean each and all of the following items: claims, losses (excluding losses of earnings or similar consequential or indirect losses), liabilities, obligations, payments, damages (excluding indirect or similar damages), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, reasonable costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts); provided, however, that for purposes of calculating Losses pursuant to this Section 11, Losses of the Company shall be calculated net of any reduction to the Tax liability of the Company actually realized as a result of any such item giving rise to a Tax deduction to the Company. Any indemnification payment by the Company to any Purchaser Indemnitee pursuant to this Section 11 shall include an additional amount so that the Purchaser Indemnitee does not, directly or indirectly, bear any portion of such payment made by the Company with respect to such payment on account of the Purchaser Indemnitee's direct or indirect investment in the Company. To the extent permitted by law, any payment by the Company to Purchaser pursuant to this Section 11 shall be treated for all income Tax purposes as an adjustment to the price paid by the Purchaser for the TATRA Shares and Company Shares pursuant to this Agreement.

     11.3. Claim Notice. Any claim for indemnification pursuant to this Section 11 must be made before the expiration of the survival periods set forth in Section 8 of this Agreement. No party shall be entitled to indemnification against a Loss arising from the breach of any representations or warranties of any other party unless the party seeking indemnification shall have given to the party from whom indemnification is being sought a claim notice relating to such Loss (a "Claim Notice") prior to expiration of the representation or warranty upon which the claim is based. The Claim Notice shall be given reasonably promptly (but, in the case of a third party claim against the indemnified party, within 15 days after the indemnified party has received written notification of such claim) after the party seeking indemnity becomes aware of the facts indicating that a claim for indemnification may be warranted. Each Claim Notice shall specify in reasonable detail (to the extent known) the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. The failure of any indemnified party to give a Claim Notice shall not relieve the indemnifying party of its obligations under this Section 11, except to the extent that the indemnified or indemnifying party is actually materially prejudiced by failure to give such Claim Notice. The indemnifying party may, through counsel of its own choosing and reasonably satisfactory to the indemnified party, assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that (a) any indemnified party shall be entitled to participate in any such claim with counsel of its own choice but at its own expense and (b) any indemnified party shall be entitled to participate in any such claim with counsel of its own choice at the expense of the indemnifying party if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct or the indemnified party is otherwise adversely affected thereby. In any event, if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving the notice from such indemnified party that the indemnifying party has failed to do so, the indemnified party may assume such defense or other indemnification obligation and the fees and expenses of its attorneys will be covered by the indemnity provided for in this Section 11. Notwithstanding anything in this Section 11 to the contrary, the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) or consent to the entry of any judgment (1) which does not, to the extent that an indemnified party may have any liability with respect to such action or claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action or claim, (ii) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party, or (iii) in any manner that involves any injunctive relief against the indemnified party or may materially and adversely affect the indemnified party. Notwithstanding anything in this Section 11 to the contrary, the indemnified party may not compromise or settle any claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), unless the sole relief granted is equitable relief for which the indemnifying party would have no liability or to which the indemnifying party would not be subject.

     11.4. TATRA Indemnification. The Company agrees to indemnify, defend and hold harmless the Purchaser Indemnitees from and against all Losses incurred or suffered by a Purchaser Indemnitee arising out of (x) any breach of any of the representations, warranties or covenants made in the TATRA Purchase Agreement, as in effect as of the date hereof, or (y) any of the matters listed in Section 10.2 of the TATRA Purchase Agreement, as in effect as of the date hereof. A copy of the TATRA Purchase Agreement, as in effect as of the date hereof, is attached hereto as Exhibit B. The Company agrees that, to the extent any amounts are paid to the Company by the Seller (as defined in the TATRA Purchase Agreement) pursuant to Article 10 of the TATRA Purchase Agreement, as in effect as of the date hereof, the Company shall immediately pay an identical amount to Purchaser; provided, however, that any payment made pursuant to this sentence in respect of indemnification made pursuant to
Section 10.2(a) of TATRA Purchase Agreement shall be net of the amount of any costs or expenses actually paid by the Company for any remediation of the Original Environmental Liabilities (as defined in the TATRA Purchase Agreement).

     SECTION 12. Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company, the Purchaser may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement; provided, however, that the indemnification provisions set forth in Section 11 hereof shall be the sole and exclusive monetary damages remedy for any breach of this Agreement or the Transaction Documents during the period ending two years from the date hereof, other than for breaches involving fraud or bad faith.

     SECTION 13. Further Assurances. At any time or from time to time after the Closing, the Company, on the one hand, and the Purchaser, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby relating to the TATRA Purchase and to otherwise carry out the intent of the parties hereunder.

     SECTION 14. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company, SDC Prague and the Purchaser and the respective successors, assigns, heirs and personal representatives of the Company, SDC Prague and the Purchaser. The Company acknowledges that, subject to compliance with applicable securities laws, Purchaser may transfer, all or part of, the securities acquired by it hereunder and assign, all or part of, its rights and obligations under this Agreement.

     SECTION 15. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto, including the Transaction Documents, which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

     SECTION 16. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by confirmed transmission by telecopy, or five (5) days (or earlier if received) after deposit with a nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company or SDC Prague, to:

SDC International, Inc.
777 S. Flagler, 8th Floor West,
W. Palm Beach, FL 33401
Telecopy No.: (561) 882-9310
Attention: Mr. Ronald A. Adams, Chairman/CEO

with a copy to:

Baker & McKenzie
1200 Brickell Avenue
19th Floor
Miami, FL 33131
Telecopy No.: (305) 793-9812
Attention: Andrew Hulsh, Esq.

and

if to Purchaser, to:

Terex Corporation
500 Post Road East, Suite 320
Westport, CT 06880
Telecopy: (203) 227-1647
Attention: Eric I Cohen, Esq.

with copies to:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004
Telecopy: (212) 859-8589
Attention: Steven G. Scheinfeld, Esq.

          All such notices, requests, consents and other communications shall be deemed to have been given when received.

     SECTION 17. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, pursuant to the written consent of the Company and the Purchaser.

     SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     SECTION 19. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     SECTION 20. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

     SECTION 21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 16, shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

     SECTION 22.  Severability.  If any term, provision,
covenant or restriction of this Agreement or any exhibit hereto is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement and such exhibits shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 23.  Definitions.  For purposes of this Agreement:

     "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     Any Person shall be deemed to "Beneficially Own" or to be "Beneficially Owning" any securities (which securities shall also be deemed "Beneficially Owned" by such Person) that such Person is deemed to "beneficially own" within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement; provided that, any Person shall be deemed to Beneficially Own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Contracts" shall mean all agreements, contracts, leases, purchase orders, arrangements, commitments and licenses to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.

     "Contract Shares" means bearer shares in book-entry form, each with a current nominal value of CZK 250, with such nominal value being decreased to CZK 100, of the registered capital of TATRA.

     "Czech Pledges" has the meaning set forth in the Loan
Agreement.

     "Encumbrance" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever that has the same practical effect as a security interest, to secure payment of a debt or performance of an obligation.

     "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended and any regulations promulgated or proposed thereunder.

     "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations, under "common control" or an "affiliated service group" with the Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

     "Exchange Act" means the Securities Exchange Act of
1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Governmental Entity" means any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

     "Group" has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

     "Knowledge" means the knowledge of a director or executive officer (as such term is defined in Rule 16a-1 of the Exchange Act) of the Company of a particular fact or matter after reasonable inquiry.

     "Law" includes any foreign, federal, state, or local law, statute, ordinance, rule, regulation, order, judgment or decree.

     "Material Adverse Change" means a change, individually or in the aggregate that has or may reasonably be expected to have a Material Adverse Effect.

     "Material Adverse Effect" means any event, change or occurrence which has had, or is reasonably likely to have, individually or together with any other event, change or occurrence a material adverse effect on the business, operations, properties, assets, condition (financial or other) or the results of operations of the Company and its Subsidiaries taken as a whole.

     "Person" means any individual, corporation, limited liability company, partnership, limited partnership, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     "Registration Rights Agreement" has the meaning set forth in the Loan Agreement.

     "Subsidiary" means, with respect to any Person, any company, corporation, partnership, limited liability company or other entity (A) of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such company, corporation, partnership, limited liability company or other entity are at the time owned or controlled, directly or indirectly, by such Person or (B) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person. TATRA shall be deemed to be a Subsidiary of the Company.

     "TATRA Purchase Agreement" means the Share Purchase
Agreement between Ceska Konsolidacni Agentura and the Company and
SDC Prague attached as Exhibit B hereto.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Taxes" means all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Voting Securities" means the Common Stock and any other securities of the Company or any Subsidiary of the Company
(or any other corporation or joint stock company) which are then entitled to vote generally in the election of directors of the Company or such Subsidiary of the Company (or such other corporation or joint stock company).

     SECTION 24.  Currency.  The term "$" means United States
Dollars. The term "CZK" means Czech crowns, the official currency of the Czech Republic.


          [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.

SDC International, Inc.


By:  /s/
   ----------------------------------------------
Name:
Title:



Terex Corporation


By: /s/
   ----------------------------------------------
Name:
Title:



SDC Prague, S.R.O.

By: /s/
   ----------------------------------------------
Name:
Title: